Exhibit 10.1
EMPLOYMENT AGREEMENT
JIMMY YAN
This EMPLOYMENT AGREEMENT (“Agreement”), dated as of December 15, 2009, to be effective as of January 11, 2010, by and between Franklin Credit Management Corporation (“Employer” or “FCMC” and with its parent and affiliates, the “Company”) and Jimmy Yan (“Employee”).
RECITALS
WHEREAS, Employer is a corporation organized under the laws of the State of Delaware;
WHEREAS, Employer desires to employ Employee, and Employee desires to accept such employment on the terms and conditions hereinafter set forth.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:
1. Definitions. For the purposes of this Agreement, the following capitalized terms shall have the following meanings:
a. Board of Directors. shall mean the Board of Directors of FCMC or any committee of the Board of Directors that is then charged with making compensation decisions with respect to the Employee.
b. Competitor. shall mean any person or entity which: (1) is engaged or planning to be engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans and related assets or in the due diligence, analysis, pricing and acquisition of loan portfolios for third parties; (2) is engaged in any other business that constitutes at least 10% of the revenues of Employer, Franklin Credit Holding Corporation (“Parent”), or any of its direct or indirect subsidiaries; or (3) is engaged in any other business which the Employer, Parent or any of its direct or indirect subsidiaries have, as of the termination of Employee’s employment or expiration of this Agreement, reasonably certain plans to be substantially engaged within twelve months of Employee’s termination (the businesses described in clauses (1), (2) and (3), and any of them individually, being the “Business of the Company”).

d. Change in Control shall mean the occurrence of one or more of the following events:
(1) Parent, together with its affiliates and The Huntington National Bank and its transferees, shall be the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of FCMC representing less than fifty percent (50%) of the total voting power represented by FCMC’s then outstanding voting securities;
(2) any “person”(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of FCMC representing twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities who is not already such as of the date of this Agreement, other than The Huntington National Bank and its transferees;
(3) the consummation of a tender or exchange offer, one or more contested elections related to the election of directors of FCMC, a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions (each, a “Business Combination”) that results in the replacement of a majority of members of the board of directors of FCMC during any 12–month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of FCMC before the date of the appointment or election; or
(4) a sale or other disposition of all or substantially all of the assets of FCMC, except to an affiliate or creditor of either (I) Parent or (II) FCMC, or in connection with an internal reorganization.
For purposes of clarity, the term “Change of Control” shall not be deemed to have occurred if FCMC, Parent, or any of the Company’s affiliates or subsidiaries file for bankruptcy protection, or if a petition for involuntary relief is filed against FCMC, Parent, or any of the Company’s affiliates or subsidiaries.
2. Employment/Term. Employee agrees to be employed by Employer upon the terms and subject to the conditions set forth in this Agreement, such employment to commence effective on January 11, 2010, and expire on the second anniversary of such date, subject to earlier termination pursuant to Section 11 of this Agreement.
3. Place of Employment. During the term of employment, Employee shall be based at FCMC’s principal executive offices, which shall be in the Jersey City, New Jersey metropolitan area (including the surrounding area of New York and New Jersey), subject to reasonable travel required in the performance of Employee’s duties.

4. Duties and Authority.
a.  Employee shall serve as Executive Vice-President and Managing Director of the servicing and recovery departments of the Employer. Employee’s duties shall include responsibility for the general and active management of the collection and recovery strategies of Employer, including without limitation (i) supervision, direction, and control of the day to day activities of the servicing and recovery department and its staff; (ii) establishing and developing strategies and processes to improve asset collection and recovery performance; (iii) advising the Chief Executive Officer, President, and other senior management of the Employer on major business decisions and (iii) such other duties and responsibilities, consistent with Employee’s position, as may be assigned by the Chief Executive Officer or President from time to time.
b.  Employee shall report directly to the President or Chief Executive Officer of Employer. Employee shall be subject to and abide by all policies of the Company or its subsidiaries as they relate to its employees.
5. Compensation. Employer shall pay to Employee the following compensation:
a. Salary. Employee shall receive an initial annual salary of $250,000, payable on a semimonthly basis or otherwise in accordance with Employer’s standard payroll practices, which annual salary may be adjusted by the Board of Directors.
b. Bonuses. Employee shall be entitled to participate in performance or incentive bonuses that the Employer may award from time to time pursuant to a bonus plan for senior management employees, which shall be subject to change and modification, without prior notice, at the discretion of the President or Chief Executive Officer of FCMC and the Board of Directors. The precise calculation of such amount shall be determined by the President or Chief Executive Officer of FCMC and the Board of Directors. Any annual bonus shall be paid no later than two and one-half (2 1/2) months from the last day of the tax year in which the annual bonus was earned. Notwithstanding the foregoing, Employee agrees to repay to the Employer any performance or incentive bonus paid to Employee based on performance objectives achieved through the dishonesty, fraud or other misconduct of Employee; materially inaccurate financial statements; or any other materially inaccurate performance metric criteria.  This repayment shall not be limited to a specific recovery period.

c. Stock. As additional compensation for services provided under this Agreement, Employee shall be granted 17,000 shares of restricted common stock of the Parent (the “Restricted Award”) on or about January 11, 2010 (the “Grant Date”) in accordance with the provisions of this Section 5(c).
(1) The Restricted Award shall vest and become nonforfeitable on the following schedule:
8,500 shares on January 11, 2010; and
8,500 shares on January 11, 2011;
provided, however, that the entire Restricted Award shall vest and become nonforfeitable upon a Change in Control.
(2) Employee acknowledges that the shares subject to the Restricted Award shall be restricted stock and subject to restrictions imposed by Federal and/or State securities laws.
(3) Any unvested portion of the Restricted Award will be forfeited upon the termination of Employee’s employment for any reason.
(4) Any certificates representing the shares subject to such restricted award will bear legends reflecting the substance of this Section 5c.
6. Certain Benefits.
a. Vacation and other benefits. During each twelve-month period that Employee is employed by Employer, Employee shall be entitled to four weeks (i.e., twenty days) of paid vacation plus two personal days, five sick days and regular holidays in accordance with the policies of Employer. In addition, Employee shall be entitled to participate in all present and future benefit plans and/or fringe benefits provided by Employer to its other executive officers generally.
b.       Expense Reimbursements. Employee is authorized to incur reasonable, ordinary and necessary expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel, business entertainment and similar items related to such duties and responsibilities, in each case in accordance with Employer’s policy. Employer will reimburse Employee for all such expenses upon presentation by Employee from time to time of appropriately itemized and documented accounts of such expenditures, consistent with Employer’s policy.
7. Acknowledgments. The Company conducts its business on a national basis. Employee acknowledges that:
a. The Company’s business is highly competitive;
b. The Company’s services are highly specialized;
c. The Company has a proprietary interest in its methods and processes;
d. Documents and other information regarding the Company’s methods, pricing and costs are highly confidential and constitute trade secrets; and
e. Access to such documents and information renders the Employee special and unique within the Company’s industry.

8. Trade secrets and confidential information. Prior to and during the term of this Agreement, Employee has and shall have access to, and become familiar with, various trade secrets and confidential information belonging to the Company, its subsidiaries or third parties with which it or they may have a business relationship. Trade secrets and confidential information include, without limitation, any nonpublic information that, if disclosed, might be useful or helpful to the Company’s (or its subsidiaries’) competitors or harmful to the Company (or its subsidiaries) and/or its customers, such as potential acquisitions/dispositions or business engagements, marketing plans, new product ideas, financial data, supplier lists, customer lists, client lists, broker lists, capital investment plans, projected sales or earnings, and salary or other compensation information. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by the Company, its subsidiaries or such third parties, as the case may be. Employee agrees not to use (except in the service of the Company or its subsidiaries), or to communicate, reveal or otherwise make available to any third party such trade secrets or confidential information for any purpose whatsoever, except to the extent Employee is compelled to disclose it by judicial process, provided that Employee provides Employer with prompt written notice of such proposed disclosure and every available opportunity to seek to limit the disclosure or obtain a protective order.
9.Restrictive covenants.
a. Full-time Employment. During the period of his employment, Employee shall not, directly or indirectly, (a) engage in any business or commercial activity other than on behalf of the Company or its subsidiaries without the prior written consent of Employer; (b) engage in any non-commercial activity which conflicts or interferes with or derogates from the performance of Employee’s duties hereunder, whether or not such activity is pursued for gain or profit, except as approved in advance in writing by Employer (provided, however, that Employee shall be entitled to manage his personal passive investments and otherwise attend to personal affairs, including charitable social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder); or (c) seek, accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
b. Non-competition. Employee agrees that:
(1) During the period of Employee’s employment by Employer and for three (3) months after the termination or expiration thereof for any reason, Employee will not compete with the Company or its subsidiaries in the Business of the Company in the New York City metropolitan area, New Jersey or locations in Connecticut not further north than New Haven, which means that Employee will not within such area, directly or indirectly, be engaged by, own any interest in, or act as an employee, consultant, contractor, or advisor to, or in any other capacity for, any Competitor.

(2) During the term of Employee’s employment by Employer and for a period of twelve (12) months after termination or expiration thereof for any reason, Employee shall not directly or indirectly take any action with respect to any employee of the Company or its subsidiaries that has the purpose or effect of encouraging or inducing such employee to terminate his or her employment with the Company or its subsidiaries, including but not limited to soliciting or offering employment to any such person or suggesting that any other person or entity consider hiring or engaging such person.
(3) During the term of Employee’s employment by Employer and for a period of twelve (12) months after the termination or expiration thereof for any reason, Employee will not, directly or indirectly, on behalf of himself or any third party, (I) solicit or arrange for refinancing or refinance any borrower under a mortgage held or serviced by the Company or its subsidiaries (unless such mortgage was first held or serviced by the Company subsequent to such termination or expiration), or (II) solicit for the servicing or collection of the same or similar types of financial assets serviced by the Company or its subsidiaries, or provide such services to, any person, company, firm or corporation for whom the Company or its subsidiaries serviced or collected financial assets during the last twelve (12) months of Employee’s employment.
c. Employee understands that the provisions of this Section 9 may limit his ability to earn a livelihood in a business similar to the Business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including, without limitation, his employment by Employer and any amounts or benefits provided under this Agreement and other obligations undertaken by Employer hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable. The parties have attempted to limit Employee’s right to compete only to the extent necessary to protect the Company and its subsidiaries from unfair competition.
10. Remedies. Employee acknowledges that: (1) compliance with Sections 8 and 9 herein is necessary to protect the Employer’s business and good will; (2) a violation of the undertakings in those Sections will cause Employer immediate, substantial, irreparable and continual harm; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that, in the event the Employee violates or threatens to violate any of these covenants, Employer shall be entitled to: (1) preliminary and permanent injunctions in order to enjoin such violation or threatened violation; (2) money damages; and (3) all reasonable costs and attorneys’ fees incurred by Employer in enforcing the provisions of this Agreement if Employer is successful in establishing Employee’s violation or threatened violation of these covenants. Employee waives posting by Employer of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 10 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

11. Termination.
a. Termination by Either Party. The Employer may terminate Employee’s employment without Cause, and the Employee may terminated his employment without Good Reason, in each case by giving thirty (30) days prior written notice to the other party.
b. Termination by Employer for Cause. Employee’s employment may be terminated by the Employer for Cause if he:
(1) fails or refuses to perform one or more of his material assigned duties to the Company or its subsidiaries;
(2) fails or refuses to comply with one or more policies of the Company or its subsidiaries;
(3) breaches any of the material terms of this Agreement; or
(4) commits any criminal, fraudulent or dishonest act related to his employment or the Company (or its subsidiaries) or any of its assets or opportunities (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) or is convicted of (or enters a plea of guilty or nolo contendre to) any felony or a misdemeanor involving, in the good faith judgment of Employer, fraud, dishonesty or moral turpitude.
Notwithstanding the foregoing, Employer shall not be entitled to terminate Employee for Cause under subsections (1), (2) or (3) of this subsection unless: (i) Employee has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for cause under this Section, and (ii) if such breaches are amenable to cure, Employee fails to cure such breaches within ten (10) days after receipt of such notice.
In the event that Employer terminates Employee for Cause pursuant to the provisions of this subsection and it is later determined by a court of competent jurisdiction that such Cause did not exist, Employee’s termination shall be deemed to be a termination by the Employer without Cause.

c. Termination by Employee for Good Reason. Following a Change in Control, Employee shall have the right to terminate his employment for “Good Reason.” For the purposes of this Agreement, Good Reason shall be limited to the following:
(1) the Board of Directors requests in writing that Employee resign;
(2) A material diminution by Employer of Employee’s duties or responsibilities, except in connection with the termination of Employee’s employment under subsections (a), (b), (d) or (e) of this Section 11; and
(3) Employee is removed as Executive Vice-President and Managing Director of the servicing and recovery departments of the Employer, and such removal results in a material diminution of Employee’s authority, duties or responsibilities.
Notwithstanding the foregoing, the occurrence of any of the events described in (1) through (3) above shall not constitute “Good Reason” unless (i) Employee gives Employer written notice, within ninety (90) days after Employee has knowledge of the occurrence of any of the events described in (1) through (3) above, that such circumstances constitute Good Reason, (ii) Employer thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) the Employee terminates employment no later than two (2) years following the occurrence of such circumstance.
In the event that Employee terminates for Good Reason pursuant to the provisions of this subsection and it is later determined by a court of competent jurisdiction that such Good Reason did not exist, Employee’s termination shall be deemed to be a termination by Employee without Good Reason.
d. Termination Due to Incapacity. In the event Employee is unable, with or without reasonable accommodation, to perform his material duties for a continuous period of 120 days because of illness or disability, Employer may terminate this Agreement upon written notice. For the purposes of Section 12 of this Agreement, any such termination shall be deemed a termination by Employer without Cause.
e. Termination Due to Death. This Agreement shall terminate upon the death of Employee, subject to the rights and obligations of each party contained herein. For the purposes of Section 12 of this Agreement, such a termination due to the death of Employee shall be deemed a termination by Employer without Cause, and all amounts otherwise due to Employee pursuant to this Agreement shall be paid to Employee’s estate.

12. Payments.
a. Termination Generally. Following termination of Employee’s employment pursuant to this Agreement for any reason, Employee shall be entitled to receive:
(1) Accrued Salary. Accrued but unpaid salary, in accordance with Employer’s ordinary payroll practices;
(2) Accrued Vacation. A lump sum in respect of all accrued and unused vacation, payable in accordance with the Employer’s standard payroll practices; and
(3) Expenses. Reimbursement for expenses incurred in accordance with Section 6(b) of this Agreement.
b. Severance. If the Employment Agreement has not expired, following any termination of Employee’s employment by Employer pursuant to Section 11(a), 11(d) or 11(e) of this Agreement, or by Employee pursuant to Section 11(c) of this Agreement, and provided that Employee executes a general release of claims in a form reasonably acceptable to Employer no later than ten (10) days prior to the date payment would otherwise be required to be made, Employee shall be entitled to receive (i) a payment, in a lump sum payable not more than two and a half months after termination, in an amount equal to twelve (12) months of Employee’s base salary at the rate in effect immediately prior to such termination and (ii) if Employee is enrolled in and covered by a medical insurance plan offered by the Employer on the date of termination subject to the Consolidated Omnibus Reconciliation Act (“COBRA”) and the Employee or Qualified Beneficiary (as defined under COBRA) timely elects continuation of his group health insurance coverage due to the occurrence of a Qualifying Event (as defined under COBRA), Employer shall pay the employer and employee portions during the period of entitlement to continuation coverage under COBRA for a period not to exceed twelve (12) months. If the release is not timely executed and delivered to Employer, Employee shall have no right to receive any payments under this Section 12(b). Payments under this Paragraph 12(b) shall only be made after Employee has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, any payment under this Paragraph 12(b) shall be postponed to the date that is six months and one day following the Employee’s separation from service to the extent that such postponement is necessary to prevent the imposition of the additional tax under Section 409A(a)(B) of the Internal Revenue Code.
c. Effect of Payments. Following the termination of Employee’s employment for any reason, Employee’s sole entitlement shall be to the payments by Employer expressly provided for in this Section 12, and to no other or further compensation or payments.
d. Cooperation. On termination of employment with Employer, Employee shall provide Employer a written resignation from all positions with the Company and its subsidiaries, and any other documents that Employer may need to effectuate severance of the relationship.

13. Return of Company Property. On termination of employment, Employee shall return to Employer, and not retain or copy, all keys, correspondence, contracts, reports, price lists, software, hardware, programs, works, products, manuals, forms, mailing lists, customer lists, client lists, broker lists, advertising materials, ledgers, supplies, equipment, checks, petty cash and all documents and files in any form (including those in electronic format) relating to the business of the Company or its subsidiaries, including, without limitation, any such materials reflecting trade secrets or confidential information of the Company or its subsidiaries, in the possession or control of Employee.
14. Notice. Any notice required to be given hereunder shall be in writing sent by registered mail, return receipt requested, to Employer at 101 Hudson Street, Jersey City, New Jersey 07302, Attention Chief Legal Officer, and to Employee at the address contained in the personal records of Employer or to such changed address as a party may designate by like notice to the other party pursuant to the terms of this Section 14. The effective date of such notice shall be its mailing date.
15. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Employee’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Employee’s employment, including, without limitation, all prior employment agreements, if any, between Employer and Employee, which agreement(s) hereby are terminated and shall be of no further force or effect. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and a duly authorized officer of Employer. Without limiting the foregoing, the Employee agrees that this Agreement satisfies any rights the Employee may have had under any prior agreement or understanding with the Company with respect to the Employee’s employment by the Company.
16. No Violation or Default; Reputation. Employee represents and warrants that that neither Employee’s employment with Employer nor Employee’s performance of Employee’s obligations hereunder will conflict with or violate or otherwise be inconsistent with any other obligations, legal or otherwise, which Employee may have. During his employment hereunder and thereafter, Employee agrees that he will not take action which is intended, or would reasonably be expected, to harm the Company (and its subsidiaries) or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity with regard to the Company or its subsidiaries.

17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
18. Indemnification. Employer shall indemnify Employee in Employee’s capacity as an officer, if and as applicable, under the terms and conditions of any liability insurance in place for FCMC and its other executive officers or under FCMC’s Certificate of Incorporation, either of which may be revised from time to time.
19. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise under it, shall constitute a waiver of that or any other right. To be effective, any waiver must be reflected in a writing signed by the party against whom it is being enforced.
20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
21. Governing Law; Forum. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New Jersey applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. The parties consent to the jurisdiction of the state and federal courts sitting in Hudson and Essex Counties in the State of New Jersey in connection with any dispute arising out of or related to this Agreement or the Employee’s employment by Employer, and such courts shall be the exclusive forum for any such disputes.
22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
23. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefits of each of the parties and their respective successors and assigns.

24. Survival. Following the expiration or termination of this Agreement, neither party shall have any further obligations to the other party, except as may be required by law, and except that the provisions of Sections 1, 7 through 10 and 12 through 24, shall survive such expiration or termination for the periods (if any) specified in such Sections and, otherwise, until the covenants and agreement set forth therein have been fully performed.
25. Section 409A of the Code. It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee in connection with this Agreement (including any taxes and penalties under Section 409A). Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

EMPLOYEE:
Date: 12-15-09	/s/ Jimmy Yan
Jimmy Yan

FRANKLIN CREDIT MANAGEMENT CORPORATION
Date: 12-28-09	By:	/s/ Thomas J. Axon
		Name:	Thomas J. Axon
		Title:	President